Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Senior Securities” and “Independent Registered Public Accounting Firm” included in this Annual Report to Shareholders (Form N-CSR) for the year ended May 31, 2023.

We consent to the incorporation by reference of our report dated July 25, 2023, with respect to the financial statements and financial highlights of Guggenheim Taxable Municipal Bond & Investment Grade Debt Trust included in this Annual Report to Shareholders (Form N-CSR) for the year ended May 31, 2023, into the Registration Statement (Form N-2, File No 333-267848), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

August 2, 2023